Filed Pursuant to Rule 424(b)(7)
Registration No. 333-235323

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 2, 2019)

AerCap Holdings N.V.

4,000,000 Ordinary Shares

Waha AC Coöperatief U.A. (“Waha”), a wholly owned subsidiary of Waha Capital PJSC (“Waha Capital”), and Avia Holding Limited, a wholly owned subsidiary of Waha Capital (“Avia” and, together with Waha, the “Selling Shareholders”), are offering 4,000,000 ordinary shares, par value €0.01 per share, of AerCap Holdings N.V. (“ordinary shares”). We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders.

We have been advised by the Selling Shareholders that, contemporaneously with this offering, Avia is terminating its existing funded collar transactions relating to our ordinary shares and that this offering and the termination of the funded collar transactions are conditioned on each other. See “Summary—Recent Developments—Termination of Funded Collar Transactions.”

In connection with this offering, we have entered into an agreement with the Selling Shareholders and Waha Capital (the “Repurchase Agreement”) to repurchase 2,427,790 ordinary shares directly from Avia in a privately negotiated transaction at a purchase price per share equal to the per share price at which the underwriter will purchase the ordinary shares from the Selling Shareholders in this offering (the “Share Repurchase”). This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. See “Summary—Recent Developments—Share Repurchase.”

Our ordinary shares are listed on The New York Stock Exchange (“NYSE”) under the symbol “AER.” On November 29, 2019, the closing sale price of our ordinary shares on the NYSE was $61.81 per share. You are urged to obtain current market quotations for our ordinary shares.

The underwriter has agreed to purchase the ordinary shares from the Selling Shareholders at the price of $59.66 per share, resulting in aggregate proceeds of approximately $238,640,000 to the Selling Shareholders. The underwriter may offer the ordinary shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the NYSE, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Investing in our ordinary shares involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference herein before you make an investment in our ordinary shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ordinary shares sold in this offering on or about December 5, 2019 through the book-entry facilities of The Depository Trust Company.

Citigroup

Prospectus Supplement dated December 2, 2019

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We, the Selling Shareholders and the underwriter are responsible only for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. None of we, the Selling Shareholders or the underwriter have authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. The Selling Shareholders and the underwriter are not making offers to sell, or seeking offers to buy, ordinary shares in any jurisdictions where offers or sales are not permitted. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of their respective dates, and any information we, the Selling Shareholders and the underwriter have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus or of any sale of the ordinary shares.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus in making your investment decision. To fully understand this offering, you should also read all of these documents, including those referred to under the caption “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement. Investors should carefully review the risk factors relating to us in the section captioned “Risk Factors” herein, in the section captioned “Risk Factors” in the accompanying prospectus, in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 8, 2019, and in our Reports on Form 6-K furnished to the SEC from time to time incorporated by reference herein. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained or incorporated by reference in this prospectus supplement shall control. As used in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “AerCap,” “we,” “us,” “our” and “the Company” include AerCap Holdings N.V. and its consolidated subsidiaries.

This prospectus supplement has not been prepared in accordance with and is not a “prospectus” or a “supplement” for the purposes of
Regulation (EU) 2017/1129 (as amended) (the “Prospectus Regulation”), has not been reviewed or approved by any competent authority in the European Economic Area for the purposes of the Prospectus Regulation and is referred to as a “prospectus supplement” because this is the terminology used for such an offer document in the United States.

Except as otherwise noted, all dollar amounts in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are in U.S. dollars. The consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward looking statements largely on our current beliefs and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed in this prospectus supplement, could cause our actual results to differ substantially from those anticipated in our forward looking statements, including, among other things:

•	the availability of capital to us and to our customers and changes in interest rates;

•	the ability of our lessees and potential lessees to make operating lease payments to us;

•	our ability to successfully negotiate aircraft purchases, sales and leases, to collect outstanding amounts due and to repossess aircraft under defaulted leases, and to control costs and expenses;

•	changes in the overall demand for commercial aircraft leasing and aircraft management services;

•	the effects of terrorist attacks on the aviation industry and on our operations;

•	the economic condition of the global airline and cargo industry and economic and political conditions;

•	development of increased government regulation, including regulation of trade and the imposition of import and export controls, tariffs and other trade barriers;

•	competitive pressures within the industry;

•	the negotiation of aircraft management services contracts;

•	regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards, accounting standards and taxes; and

•

the risks described or referred to in “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2018 and in our Reports on Form 6-K furnished to the SEC from time to time.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward looking statements. Forward looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward looking statements speak only as of the date they were made and we undertake no obligation to update publicly or to revise any forward looking statements because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this prospectus supplement might not occur and are not guarantees of future performance. The factors described above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are included under “Risk Factors” herein, in the accompanying prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2018 incorporated by reference herein and in any Report on Form 6-K furnished to the SEC from time to time incorporated by reference herein. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. We file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement, by accessing the SEC’s Internet site at www.sec.gov. We will provide each person, including any beneficial owner, to whom a prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement upon written or oral request at no cost to the requester. Requests should be directed to: AerCap Holdings N.V., AerCap House, 65 St. Stephen’s Green, Dublin D02 YX20, Ireland or by telephoning us at +353 1 819 2010. Our website is located at www.aercap.com. The reference to the website is an inactive textual reference only and the information contained on, or accessible through, our website is not a part of this prospectus supplement.

The following documents filed with or furnished to the SEC by us are incorporated herein by reference:

•	our Annual Report on Form 20-F for the year ended December 31, 2018, as filed with the SEC on March 8, 2019; and

•

our Reports on Form 6-K, furnished to the SEC on January 9, 2019, January 16, 2019, March  27, 2019, April 4, 2019, May  1, 2019, June 12, 2019, July 30, 2019 (as amended by our Report on Form 6-K/A, furnished to the SEC on September  20, 2019), August 7, 2019, August  14, 2019, October 1, 2019, October  3, 2019, October 10, 2019 and November  8, 2019.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, solely to the extent designated therein, reports on Form 6-K that we furnish to the SEC, in each case prior to the completion or termination of this offering, shall be incorporated by reference in this prospectus supplement and be a part hereof from the date of filing or furnishing of such documents. Any statement contained herein, in any free writing prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus supplement carefully together with the information incorporated by reference herein, including “Risk Factors” and the financial statements, and notes related thereto, incorporated by reference in this prospectus supplement, before making an investment decision.

Our Business

We are the global leader in aircraft leasing. We focus on acquiring in-demand aircraft at attractive prices, funding them efficiently, hedging interest rate risk prudently and using our platform to deploy these assets with the objective of delivering superior risk-adjusted returns. We believe that by applying our expertise, we will be able to identify and execute on a broad range of market opportunities that we expect will generate attractive returns for our shareholders. We are an independent aircraft lessor, and, as such, we are not affiliated with any airframe or engine manufacturer. This independence provides us with purchasing flexibility to acquire aircraft or engine models regardless of the manufacturer.

As of September 30, 2019, we owned 946 aircraft and we managed 94 aircraft. As of September 30, 2019, we also had 320 new aircraft on order, including 151 Airbus A320neo Family aircraft, 95 Boeing 737 MAX aircraft, 45 Embraer E-Jets E2 aircraft, 26 Boeing 787 aircraft, and three Airbus A350 aircraft. As of September 30, 2019, the weighted average age of our 946 owned aircraft fleet, weighted by net book value, was 6.2 years and as of September 30, 2018, the weighted average age of our 952 owned aircraft fleet, weighted by net book value, was 6.6 years. We operate our business on a global basis. As of September 30, 2019, our owned and managed aircraft were leased to approximately 200 customers in approximately 80 countries.

We have the infrastructure, expertise and resources to execute a large number of diverse aircraft transactions in a variety of market conditions. During the three months ended September 30, 2019, we executed 108 aircraft transactions. Our teams of dedicated marketing and asset trading professionals have been successful in leasing and managing our aircraft portfolio. During the three months ended September 30, 2019, our weighted average owned aircraft utilization rate was 99.8%, calculated based on the number of days each aircraft was on lease during the period, weighted by the net book value of the aircraft.

We lease most of our aircraft to airlines under operating leases. Under these leases, the lessee is responsible for the maintenance and servicing of the equipment during the lease term and we receive the benefit, and assume the risks, of the residual value of the equipment at the end of the lease.

Recent Developments

Termination of Funded Collar Transactions

We have been advised by the Selling Shareholders that, contemporaneously with this offering, Avia is terminating its existing funded collar transactions with Deutsche Bank AG, London Branch, Nomura International plc and Citibank N.A., London Branch (each, a “Collar Counterparty” and, collectively, the “Collar Counterparties”) relating to our ordinary shares (the “Funded Collar Transactions”) and that this offering and the termination of the Funded Collar Transactions are conditioned on each other. See “Underwriting—Termination of Funded Collar Transactions.”

Share Repurchase

In June 2019, our board of directors approved a share repurchase program authorizing total repurchases of up to $200 million of our ordinary shares (the “June Share Repurchase Program”). In November 2019, our board of directors approved a share repurchase program authorizing total repurchases of up to $200 million of our ordinary shares (the “November Share Repurchase Program” and, together with the June Share Repurchase Program, the “Share Repurchase Programs”). Repurchases under the Share Repurchase Programs may be made through open market purchases or privately negotiated transactions in accordance with applicable U.S. federal securities laws. The Share Repurchase Programs may be suspended or discontinued at any time. As of November 27, 2019, we had repurchased 2.3 million ordinary shares under the June Share Repurchase Program for approximately $123.6 million, and approximately $76.4 million remained available for repurchases under the June Share Repurchase Program. As of November 27, 2019, we had not repurchased any ordinary shares under the November Share Repurchase Program.

In connection with this offering, we have agreed to repurchase from Avia, in a privately negotiated transaction, 2,427,790 ordinary shares at a price per share equal to the price per share that the underwriter will purchase ordinary shares from the Selling Shareholders in this offering. This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. We expect the Share Repurchase to be completed substantially concurrently with the completion of this offering. The consummation of the Share Repurchase will also be contingent on the satisfaction of certain other closing conditions. We intend to fund the Share Repurchase with cash on hand.

The Share Repurchase is being consummated pursuant to, and will count toward, the Share Repurchase Programs.

The description of, and the other information in this prospectus supplement regarding, the Share Repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our ordinary shares that we repurchase.

Resignation of Directors

Effective upon the sale of any ordinary shares in this offering, Salem Al Noaimi and Homaid Al Shimmari will resign from our board of directors and the Selling Shareholders and Waha Capital will no longer have any designees on, nor the right to nominate any designees to, our board of directors pursuant to the terms of the Repurchase Agreement. See “Selling Shareholders—Material Relationships.”

The Offering

The summary below contains basic information about this offering and may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf that we may provide to you in connection with this offering and the documents incorporated and deemed to be incorporated by reference herein before making an investment decision. As used in this section, unless the context otherwise requires, references to “AerCap,” “we,” “us” and “the Company” and similar references refer only to AerCap Holdings N.V. and not to its consolidated subsidiaries.

Issuer:	AerCap Holdings N.V.

Selling Shareholders:	Waha AC Coöperatief U.A., a wholly owned subsidiary of Waha Capital PJSC, and Avia Holding Limited, a wholly owned subsidiary of Waha Capital PJSC.

Ordinary Shares Offered by the Selling Shareholders:	4,000,000 ordinary shares, par value €0.01 per share.

Share Repurchase:	We have agreed to repurchase directly from Avia, in a privately negotiated transaction, 2,427,790 ordinary shares at a price per share equal to the price per share at which the underwriter will purchase the ordinary shares from the Selling Shareholders in this offering. This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. We expect the Share Repurchase to be completed immediately following the offering. See “Summary—Recent Developments—Share Repurchase.”

Shares Outstanding After the Offering and the Share Repurchase:	131,643,586 ordinary shares.(1)

Use of Proceeds:	We will not receive any proceeds from the sale of the ordinary shares in this offering.

Lock-up:	We have agreed with the underwriter, subject to certain customary exceptions not to dispose of or hedge any of our ordinary shares during the period from the date of this prospectus supplement until the date that is 30 days thereafter, except with the prior written consent of the underwriter. The foregoing does not, however, apply to any employee benefit plans or to any of our directors or executive officers. See “Underwriting.”

Dividend Policy:	To date, we have not declared or paid any dividends on our ordinary shares. We intend to retain our future earnings to fund working capital, growth and additional share repurchases under the Share Repurchase Program. We do not expect to pay dividends in the foreseeable future.

Risk Factors:	You should carefully consider the information set forth herein under “Risk Factors,” in the section captioned “Risk Factors” in the accompanying prospectus, in the section captioned “Risk Factors” in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 8, 2019 and any risk factors described in any Report on Form 6-K furnished to the SEC from time to time incorporated by reference herein, before deciding to invest in our ordinary shares.

New York Stock Exchange Symbol:	AER

(1)

The number of ordinary shares outstanding immediately after the closing of this offering and the Share Repurchase is based on 134,071,376 ordinary shares outstanding as of November 27, 2019, excluding 1,040,242 unvested restricted stock units and 28,640 options to purchase ordinary shares awarded under our equity compensation plans.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, including the section captioned “Risk Factors” in the accompanying prospectus, the section captioned “Risk Factors” in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2018, any risk factors described in any Report on Form 6-K furnished to the SEC from time to time incorporated by reference herein and the matters addressed under “Forward Looking Statements” in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risks before making any investment decisions with respect to the ordinary shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares in this offering.

SELLING SHAREHOLDERS

The following table, which was prepared based on information provided to us by the Selling Shareholders, sets forth the number of ordinary shares that the Selling Shareholders beneficially own before the settlement of the Funded Collar Transactions, this offering and the Share Repurchase and the number of ordinary shares that the Selling Shareholders will beneficially own assuming (1) the settlement of the Funded Collar Transactions, (2) the sale of all the ordinary shares offered pursuant to this prospectus supplement and (3) the completion of the Share Repurchase. The ownership percentages indicated in the following table are based on 134,071,376 ordinary shares outstanding as of November 27, 2019.

We have determined beneficial ownership in accordance with the rules of the SEC. We understand, based on the information provided to us by the Selling Shareholders, that the Selling Shareholders named in the table below have shared voting and investment power with Waha Capital with respect to all ordinary shares that they beneficially own. The ordinary shares offered by the Selling Shareholders were initially issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form F-3 with respect to the offering of our ordinary shares from time to time by the Selling Shareholders, and this prospectus supplement forms a part of that registration statement.

Name of Selling Shareholders	Shares beneficially owned before the offering and the Share Repurchase		Shares beneficially owned after the offering and before the Share Repurchase		Shares beneficially owned after the offering and the Share Repurchase
	Number	%	Number	%	Number	%
Waha AC Coöperatief U.A.	201,171	0.15%	—	0%	—	0%
Avia Holding Limited	7,227,192	5.39%	2,427,790	1.81%	—	0%

Material Relationships

Pursuant to a subscription agreement dated as of October 25, 2010, among us, Waha and Waha Capital, Waha has the right to nominate two persons as directors of the Company. Effective upon the sale of any ordinary shares in this offering, Salem Al Noaimi and Homaid Al Shimmari will resign from our board of directors and Waha Capital and its affiliates will no longer have the right to nominate any designees to our board of directors pursuant to the terms of the Repurchase Agreement. As a result, the Selling Shareholders and Waha Capital will no longer have any designees on our board of directors.

For information regarding certain material relationships between the Selling Shareholders and the Company, see the information set forth in the section captioned “Major Shareholders and Related Party Transactions” in Item 7 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and filed with the SEC on March 8, 2019, which report is incorporated by reference herein.

CERTAIN TAX CONSIDERATIONS

Certain Irish tax considerations relating to an investment in our ordinary shares are set forth in the section captioned “Taxation—Irish tax considerations” in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 8, 2019, which report is incorporated by reference herein.

U.S. Tax Considerations

Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares. The discussion of the holders’ tax consequences addresses only those persons that hold those ordinary shares as capital assets for U.S. federal income tax purposes and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 10% or more of our ordinary shares (as measured by vote or value), dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons required to accelerate the recognition of any item of gross income with respect to the ordinary shares as a result of such income being recognized on an applicable financial statement and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax or any state, local or foreign tax laws on a holder of ordinary shares. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ordinary shares that is for U.S. federal income tax purposes an individual citizen or resident of the U.S.; a U.S. corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; a trust if the trust (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons are able to control all substantial decisions of the trust; or (ii) has elected to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income tax regardless of its source. A “non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and activities of the partnership. Partnerships holding shares and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the shares.

Cash Dividends and Other Distributions

A U.S. Holder of ordinary shares generally will be required to treat distributions received with respect to such ordinary shares (including any amounts withheld) as dividend income to the extent of AerCap’s current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the ordinary shares and, thereafter, as capital gain, subject to the PFIC rules discussed below. Dividends paid to a U.S. Holder that is a corporation are not eligible for the dividends received deduction generally available to corporations. Current tax law provides for a maximum 20% U.S. tax rate on the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation or “qualified foreign corporation” if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States; or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. The ordinary shares are expected to be readily traded on the NYSE. As a result, assuming we are not treated as a PFIC, we should be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares and, therefore, dividends paid to an individual U.S. Holder with respect to ordinary shares for which the requisite holding period is satisfied should be taxed at a maximum federal tax rate of 20%.

Distributions to U.S. Holders of additional ordinary shares or preemptive rights with respect to ordinary shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax, but in other circumstances may constitute a taxable dividend.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that may vary depending upon the circumstances, foreign taxes withheld from dividends on ordinary shares, to the extent the taxes do not exceed those taxes that would have been withheld had the holder been eligible for and actually claimed the benefits of any reduction in such taxes under applicable law or tax treaty, will be creditable against the U.S. Holder’s federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, prospective purchasers of ordinary shares should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, a U.S. Holder may, at his election, deduct such otherwise creditable foreign taxes in computing his taxable income, subject to generally applicable limitations under U.S. law.

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to ordinary shares unless such income is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

Sale or Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the ordinary shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ordinary shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the ordinary shares determined in U.S. dollars. The initial tax basis of the ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date). Assuming that AerCap is not a PFIC and has not been treated as a PFIC during your holding period for our ordinary shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the ordinary shares have been held for more than one year. Under current law, the maximum long-term capital gain rate for an individual U.S. Holder is 20%. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

A non-U.S. Holder of ordinary shares will not be subject to United States income or withholding tax on gain from the sale or other disposition of ordinary shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States; or (ii) the non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

Potential Application of PFIC Provisions

We do not believe we will be classified as a PFIC for 2018. We cannot yet make a determination as to whether we will be classified as a PFIC for 2019 or subsequent years. In general, a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (i) at least 75% of its gross income is “passive income;” or (ii) at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of “passive income.” Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities, foreign currency and securities transactions. Certain exceptions are provided, however, for rental income derived in the active conduct of a business.

The determination as to whether a foreign corporation is a PFIC is a complex determination that is based on all of the relevant facts and circumstances and that depends on the classification of various assets and income under applicable rules. It is unclear how some of these rules apply to us. Further, this determination must be tested annually at the end of the taxable year and, while we intend to conduct our affairs in a manner that will reduce the likelihood of our becoming a PFIC, our circumstances may change or our business plan may result in our engaging in activities that could cause us to become a PFIC. Accordingly, there can be no assurance that we will not be classified as a PFIC for the current taxable year or any future taxable year.

If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. If we are a PFIC, subject to the discussion of the mark-to-market election and the qualified electing fund election below, a U.S. Holder of ordinary shares will be subject to additional tax and an interest charge on “excess distributions” received with respect to the ordinary shares or gains realized on the disposition of such ordinary shares. Such a U.S. Holder will have an excess distribution if distributions during any tax year exceed 125% of the average amount received during the three preceding tax years (or, if shorter, the U.S. Holder’s holding period). A U.S. Holder may realize gain on an ordinary share not only through a sale or other disposition, but also by pledging the ordinary share as security for a loan or entering into certain constructive disposition transactions. To compute the tax on an excess distribution or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period; (ii) the amount allocated to the current tax year and amounts allocated to any year before the first year in which we are a PFIC is taxed as ordinary income in the current tax year; and (iii) the amount allocated to each previous tax year (other than any year before the first year in which we are a PFIC) is taxed at the highest applicable marginal rate in effect for that year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax. These rules effectively prevent a U.S. Holder from treating the gain realized on the disposition of an ordinary share as capital gain.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election, which may mitigate the adverse tax consequences resulting from AerCap’s PFIC status. The ordinary shares will be treated as “regularly traded” in any calendar year during which more than a de minimis quantity of ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, on which the ordinary shares are expected to be regularly traded, is a qualified exchange for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC the holder generally will include as ordinary income the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, his basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares, for which the mark-to-market election has been made, will generally be treated as ordinary income.

Alternatively, if we become a PFIC in any year, a U.S. Holder of ordinary shares may wish to avoid the adverse tax consequences resulting from our PFIC status by making a qualified electing fund (“QEF”) election with respect to our ordinary shares in such year. If a U.S. Holder makes a QEF election, the holder will be required to include in gross income each year (i) as ordinary income, its pro rata share of our earnings and profits in excess of net capital gains; and (ii) as long-term capital gains, its pro rata share of our net capital gains, in each case, whether or not cash distributions are actually made. The amounts recognized by a U.S. Holder making a QEF election generally are treated as income from sources outside the U.S. If, however, U.S. Holders hold at least half of the ordinary shares, a percentage of our income equal to the proportion of our income that we receive from U.S. sources will be U.S. source income for the U.S. Holders of ordinary shares. Because a U.S. Holder of shares in a PFIC that makes a QEF election is taxed currently on its pro rata share of our income, the amounts recognized will not be subject to tax when they are distributed to the U.S. Holder. An electing U.S. Holder’s basis in the ordinary shares will be increased by any amounts included in income currently as described above and decreased by any amounts not subjected to tax at the time of distribution. If we are or become a PFIC, a U.S. Holder would make a QEF election in respect of its ordinary shares by attaching a properly completed IRS Form 8621 in respect of such shares to the holder’s timely filed U.S. federal income tax return. For any taxable year that we determine that we are a PFIC, we will (i) provide notice of our status as a PFIC as soon as practicable following such taxable year; and (ii) comply with all reporting requirements necessary for U.S. Holders to make QEF elections, including providing to shareholders upon request the information necessary for such an election.

Although a U.S. Holder normally is not permitted to make a retroactive QEF election, a retroactive election (a “retroactive QEF election”) may be made for a taxable year of the U.S. Holder (the “retroactive election year”) if the U.S. Holder (i) reasonably believed that, as of the date the QEF election was due, the foreign corporation was not a PFIC for its taxable year that ended during the retroactive election year; and (ii) to the extent provided for in applicable Treasury Regulations, filed a protective statement with respect to the foreign corporation, applicable to the retroactive election year, in which the U.S. Holder described the basis for its reasonable belief and extended the period of limitation on the assessment of taxes for all taxable years of the shareholder to which the protective statement applies. If required to be filed to preserve the U.S. Holder’s ability to make a retroactive QEF election, the protective statement must be filed by the due date of the investor’s return (including extensions) for the first taxable year to which the statement is to apply. U.S. Holders should consult their own tax advisors regarding the advisability of filing a protective statement.

As discussed above, if we are a PFIC, a U.S. Holder of ordinary shares that makes a QEF election (including a proper retroactive QEF election) will be required to include in income currently its pro rata share of our earnings and profits whether or not we actually distribute earnings. The use of earnings to fund reserves or pay down debt or to fund other investments could result in a U.S. Holder of ordinary shares recognizing income in excess of amounts it actually receives. In addition, our income from an investment for U.S. federal income tax purposes may exceed the amount we actually receive. If we are a PFIC and a U.S. Holder makes a valid QEF election in respect of its ordinary shares, such holder may be able to elect to defer payment, subject to an interest charge for the deferral period, of the tax on income recognized on account of the QEF election. Prospective purchasers of ordinary shares should consult their own tax advisors about the advisability of making a QEF election, protective QEF election and deferred payment election.

Certain expenses of AerCap might be a miscellaneous itemized deduction if incurred by an individual. A U.S. person that owns an interest in a “pass-through entity” is treated as recognizing income in an amount corresponding to its share of any item of expense that would be a miscellaneous itemized deduction, but may not take a deduction for such amounts. If it is determined that we are a PFIC, the IRS could take the position that we are a “pass-through entity” with respect to a U.S. Holder of ordinary shares that makes a QEF election.

Special rules apply to determine the foreign tax credit with respect to withholding taxes imposed on distributions on shares in a PFIC. If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, such holder must file IRS Form 8621.

We urge prospective purchasers of ordinary shares to consult their own tax advisors concerning the tax considerations relevant to an investment in a PFIC, including the availability and consequences of making the mark-to-market election and QEF election discussed above.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, trusts or estates may be subject to a 3.8% tax, in addition to otherwise applicable U.S. federal income tax, on the lesser of (i) the U.S. Holder’s “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) for the relevant taxable year; and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) for the relevant taxable year above a certain threshold (which in the case of an individual ranges from $125,000 to $250,000, depending on the individual’s circumstances). A U.S. Holder’s “net investment income” generally includes, among other things, dividend income on and capital gain from the disposition of shares, subject to certain exceptions. If you are a U.S. Holder that is an individual, trust or estate, you should consult their own tax advisors regarding the applicability of this tax to the ordinary shares.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments on the ordinary shares and proceeds of the sale of the ordinary shares paid to holders that are U.S. taxpayers, other than certain corporations and other exempt recipients. A 24% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Holders that are not subject to U.S. taxation may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The above discussion is a general summary. It does not cover all tax matters that may be of importance to particular investors. All prospective investors are strongly urged to consult their own tax advisors about the tax consequences of an investment in our ordinary shares.

CERTAIN ERISA CONSIDERATIONS

Each purchaser represents and warrants that either (i) no portion of the assets used to acquire the ordinary shares constitutes the assets of a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the purchase of the ordinary shares will not result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and the Selling Shareholders have agreed to sell to it, the number of our ordinary shares set forth opposite its name below:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	4,000,000

The underwriter has agreed to purchase the ordinary shares from the Selling Shareholders at the price of $59.66 per share, resulting in aggregate proceeds of approximately $238,640,000 to the Selling Shareholders. The underwriter may offer the ordinary shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the NYSE, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The offering of the ordinary shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The underwriter may effect such transactions by selling the ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principal. In connection with the underwritten offering, the difference between the price at which the underwriter purchases the ordinary shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The underwriting agreement provides that the obligations of the underwriter to purchase the ordinary shares offered hereby pursuant to the underwritten public offering are subject to certain conditions precedent and that the underwriter will purchase all of such ordinary shares if any of such ordinary shares are purchased.

The ordinary shares sold in this offering are expected to be ready for delivery on or about December 5, 2019, against payment in immediately available funds.

We have agreed to indemnify the underwriter and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute payments that may be required to be made in respect of any of these liabilities.

Pursuant to the Repurchase Agreement, the Selling Shareholders will pay our expenses related to the offering, including registration fees, printing fees, and legal and accounting fees, which will be approximately $600,000.

Termination of Funded Collar Transactions

We have been advised by the Selling Shareholders that, contemporaneously with this offering, Avia is terminating its existing funded collar transactions with Deutsche Bank AG, London Branch, Nomura International plc and Citibank N.A., London Branch (each, a “Collar Counterparty” and, collectively, the “Collar Counterparties”) relating to our ordinary shares (the “Funded Collar Transactions” and, such termination, the “Termination”) and the Collar Counterparties are releasing the related security interest they have over our ordinary shares owned by Avia. This offering and the Termination are conditioned on each other. In connection with the Termination, the Collar Counterparties will return 5,722,733 of our ordinary shares to Avia, all of which are being sold in this offering and the Share Repurchase, and Avia will make certain cash payments to the Collar Counterparties. We have been advised by the Collar Counterparties that they do not expect to engage in any market activity in connection with the Termination or the unwind of any of their related hedge positions.

No Sales of Similar Securities

We have agreed for a period of 30 days from the date of this prospectus supplement not to (i) offer, pledge, sell, contract to sell, sell any option or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the underwriter, other than any shares of our ordinary shares issued upon the exercise of options granted under terms of any employee plan, benefit or compensation arrangement or employment agreement described in the underwriting agreement and this prospectus supplement.

Price Stabilization, Short Positions and Penalty Bids

In connection with the underwritten offering, the underwriter may purchase and sell shares of our ordinary shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. The underwriter must close out such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the underwritten offering. Stabilizing transactions consist of various bids for or purchases of our ordinary shares made by the underwriter in the open market prior to the completion of the underwritten offering.

The underwriter may also impose a penalty bid. This occurs when a broker or dealer repays to the underwriter a portion of the underwriting discounts or commissions received by it because the underwriter has repurchased shares sold by or for the account of such broker or dealer in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our ordinary shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise.

New York Stock Exchange Listing

Our ordinary shares are listed on The New York Stock Exchange under the symbol “AER.”

Electronic Offer, Sale and Distribution of Shares

The underwriter or certain securities dealers may distribute prospectus supplements and accompanying prospectuses by electronic means, such as e-mail. A prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by the underwriter. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement or accompanying prospectus or the registration statement of which the prospectus supplement or accompanying prospectus forms a part.

Taxation

Purchasers of the shares of our ordinary shares offered in this prospectus supplement may be required to pay registration taxes, stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase or other jurisdictions in which the purchaser of the shares is required to pay taxes.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering of our ordinary shares to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of the Prospectus Regulation (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2) (a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and
309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Ireland

The shares are not being offered or sold to any person, underwritten or placed in Ireland except in conformity with the provisions of (a) the European Union (Markets in Financial Instruments) Regulations 2017, Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No 648/2012 and all implementing measures, delegated acts and guidance in respect thereof, and the provisions of the Investor Compensation Act 1998, (b) the Companies Act 2014, the Central Bank Acts 1942 to 2018 and any code of conduct rules made under Section 117(1) of the Central Bank Act 1989, (c) the Prospectus Regulation (EU) 2017/1129, the European Union (Prospectus) Regulations 2019, the Central Bank (Investment Market Conduct) Rules 2019 and any other rules made or guidelines issued under Section 1363 of the Companies Act 2014 by the Central Bank of Ireland and (d) if applicable, the Market Abuse Regulation (EU 596/2014), the European Union (Market Abuse) Regulations 2016 and any rules made or guidelines issued under Section 1370 of the Companies Act 2014 by the Central Bank of Ireland.

Notice to Prospective Investors in People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The underwriter will be required to represent and agree that the shares are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement and the accompanying prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any shares in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The shares may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the shares has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”), the Australian Securities Exchange operated by ASX Limited or any other regulatory body or agency in Australia. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters in connection with the effectiveness of the registration statement will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York (with respect to New York and United States federal law), and certain legal matters in connection with the ordinary shares offered hereby will be passed upon for us by NautaDutilh N.V., The Netherlands (with respect to Dutch law). Certain legal matters relating to the offering will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York and for the Selling Shareholders by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements as of December 31, 2018 and for the year ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s annual report on internal control over financial reporting) as of December 31, 2018 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm, as experts in auditing and accounting.

PROSPECTUS

AerCap Holdings N.V.

Up to 4,000,000 Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 4,000,000 ordinary shares, par value €0.01 per share (“ordinary shares”), of AerCap Holdings N.V. (“AerCap”), by Waha AC Coöperatief U.A. (“Waha”), a wholly owned subsidiary of Waha Capital PJSC (“Waha Capital”), and Avia Holding Limited, a wholly owned subsidiary of Waha Capital (“Avia” and, together with Waha, the “Selling Shareholders”). The names of any underwriters, broker-dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the ordinary shares offered pursuant to this prospectus or interests in such ordinary shares on any stock exchange, market or trading facility on which AerCap’s ordinary shares are traded, in private transactions or a combination thereof. These dispositions may be at fixed prices, at the prevailing market price at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any proceeds from sales of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus. The Selling Shareholders will pay all fees and expenses incidental to registering the ordinary shares, including any and all Securities and Exchange Commission (“SEC”) filing or registration fees.

Any underwriters, broker-dealers or agents that participate with the Selling Shareholders in the distribution of the ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions, discounts or profit received by them on the resale of the ordinary shares may be considered underwriting commissions and discounts under the Securities Act.

AerCap’s ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AER.” On November 29, 2019, the closing sale price of AerCap’s ordinary shares on the NYSE was $61.81 per share. You are urged to obtain current market quotations for AerCap’s ordinary shares.

This prospectus may not be used for sales of AerCap’s ordinary shares unless it is accompanied by a prospectus supplement.

Investing in AerCap’s ordinary shares involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus, and any risk factors included in any accompanying prospectus supplement and in the reports filed by AerCap with the SEC that are incorporated by reference in this prospectus, before you invest in AerCap’s ordinary shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2019.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we can disclose important business, financial and other information to you by referring you to those publicly filed documents that contain the information. The information incorporated by reference is not delivered with this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests should be directed to AerCap Holdings N.V., AerCap House, 65 St. Stephen’s Green, Dublin D02 YX20, Ireland, or by telephoning us at +353 1 819 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC on Form F-3, utilizing a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may sell up to a total of 4,000,000 ordinary shares, from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.” We may also provide a prospectus supplement to add, update or change information contained in this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference,” before you decide to invest in our ordinary shares.

This prospectus and any accompanying prospectus supplements, or any free writing prospectus, do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplements, any free writing prospectus or in any documents incorporated herein or therein by reference is accurate as of any date other than the date on the front of each of such documents.

We are responsible only for the information contained or incorporated by reference in this prospectus or any prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell, or seeking offers to buy, our ordinary shares in any jurisdictions where offers or sales are not permitted.

Unless indicated otherwise or the context otherwise requires, references in this prospectus to the terms “our,” “us,” “we,” “AerCap” or the “Company” include AerCap Holdings N.V. and its consolidated subsidiaries.

Currency amounts in this prospectus are stated in United States dollars, unless indicated otherwise.

COMPANY INFORMATION

AerCap is the global leader in aircraft leasing. AerCap focuses on acquiring in-demand aircraft at attractive prices, funding them efficiently, hedging interest rate risk prudently and using its platform to deploy these assets with the objective of delivering superior risk-adjusted returns. AerCap is a New York Stock Exchange-listed company under the ticker symbol AER. Our headquarters is located in Dublin and we have offices in Shannon, Los Angeles, Singapore, Amsterdam, Shanghai and Abu Dhabi. We also have representative offices at the world’s largest aircraft manufacturers, Boeing in Seattle and Airbus in Toulouse.

AerCap was incorporated in the Netherlands with registered number 34251954 on July 10, 2006 as a public limited liability company (“naamloze vennootschap” or “N.V.”) under the Dutch Civil Code. AerCap’s principal executive offices are located at AerCap House, 65 St. Stephen’s Green, Dublin D02 YX20, Ireland, its general telephone number is +353 1 819 2010, and its website address is www.aercap.com. Puglisi & Associates is AerCap’s authorized representative in the United States. The address of Puglisi & Associates is 850 Liberty Avenue, Suite 204, Newark, DE 19711 and their general telephone number is +1 (302) 738-6680.

RISK FACTORS

Investing in our ordinary shares involves risk. Before you decide to buy our ordinary shares, you should read and carefully consider the risks and uncertainties discussed in the section captioned “Risk Factors” in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 8, 2019 and in Part II, Item 1A of each of our interim financial reports contained in our Current Reports on Form 6-K subsequently furnished to the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this prospectus and incorporated by reference herein before deciding to invest in our ordinary shares. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

The trading price of our ordinary shares may be volatile, and purchasers of our ordinary shares could incur substantial losses.

The market price of our ordinary shares may be subject to significant fluctuations in response to actual or anticipated variations in our operating results or other factors beyond our control. In addition, the securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, tariffs or potential application thereof, loss of investor confidence or interest rate changes, may negatively affect our business and the market price of our ordinary shares. If any of the foregoing occurs, it could cause our share price to fall and may result in purchasers of our ordinary shares losing some or all of the value of their investment in our ordinary shares.

Possible future sales may adversely affect the price of our ordinary shares.

Possible future sales of our ordinary shares in the public or private market, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline. Any transaction involving newly issued ordinary shares could also result in dilution, possibly substantial, to existing shareholders. A decline in the market price of our ordinary shares or the perception of future sales may make it more difficult for us to raise capital through the sale of equity or equity-related securities in the future at a time and price favorable to us.

We do not expect to pay any dividends in the foreseeable future.

In the past we have not paid dividends on our ordinary shares. We do not currently intend to pay dividends on our ordinary shares. In addition, the terms of certain existing and any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our ordinary shares may be your sole source of gain for the foreseeable future.

If securities analysts do not publish research or reports about our business, or if they issue unfavorable commentary or negative recommendations with respect to our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares is influenced by the research and reports that equity research and other securities analysts publish about us, our business and our industry. We do not have control over these analysts. Analysts could issue negative recommendations with respect to our ordinary shares or publish other unfavorable commentary or cease publishing reports about us, our business or our industry. If one or more of these analysts cease coverage of us, we could lose visibility in the market. Further, one or more analysts could downgrade their evaluations of our shares. As a result of one or more of these factors, the market price of our ordinary shares could decline rapidly and our ordinary shares trading volume could be adversely affected.

Proposed changes in Irish dividend withholding tax laws may increase taxes on any dividends you may receive.

As described in the section captioned “Taxation—Irish tax considerations—Dividend withholding tax” in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, Irish dividend withholding tax (“DWT”) will arise in respect of dividends or other distributions we pay unless an exemption applies. Legislation has been introduced in Ireland which, if enacted, would increase the rate of DWT from 20% to 25%, effective from January 1, 2020. In addition, The Irish Revenue Commissioners have begun a consultation process with a view toward changes in the manner in which DWT is administered, effective from January 1, 2021. As described above, we do not currently intend to pay dividends on our ordinary shares. If we were to pay dividends, however, you could be subject to a higher rate of DWT if you were unable to qualify for an exemption under the law in effect at that time. For more information on the tax consequences of owning our ordinary shares under current law, see “Tax Considerations.”

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward looking statements largely on our current beliefs and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward looking statements, including, among other things:

•	the availability of capital to us and to our customers and changes in interest rates;

•	the ability of our lessees and potential lessees to make operating lease payments to us;

•	our ability to successfully negotiate aircraft purchases, sales and leases, to collect outstanding amounts due and to repossess aircraft under defaulted leases, and to control costs and expenses;

•	changes in the overall demand for commercial aircraft leasing and aircraft management services;

•	the effects of terrorist attacks on the aviation industry and on our operations;

•	the economic condition of the global airline and cargo industry and economic and political conditions;

•	development of increased government regulation, including regulation of trade and the imposition of import and export controls, tariffs and other trade barriers;

•	competitive pressures within the industry;

•	the negotiation of aircraft management services contracts;

•	regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards, accounting standards and taxes; and

•

the risks described or referred to in “Risk Factors” in this prospectus or any prospectus supplement, in our Annual Report on Form 20-F for the year ended December 31, 2018 and in our Reports on Form 6-K furnished to the SEC from time to time.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward looking statements. Forward looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward looking statements speak only as of the date they were made and we undertake no obligation to update publicly or to revise any forward looking statements because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this prospectus might not occur and are not guarantees of future performance. The factors described above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are included under “Risk Factors” in this prospectus or any prospectus supplement, in our Annual Report on Form 20-F for the year ended December 31, 2018 incorporated by reference herein and in our Reports on Form 6-K furnished to the SEC from time to time incorporated by reference herein. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3, including exhibits thereto, with the SEC under the Securities Act, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents that we filed as exhibits to the registration statement, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information reporting requirements of the Exchange Act, as applicable to foreign private issuers. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. We file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement, by accessing the SEC’s Internet site at www.sec.gov. We will provide each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: AerCap Holdings N.V., AerCap House, 65 St. Stephen’s Green, Dublin D02 YX20, Ireland or by telephoning us at +353 1 819 2010. Our website is located at www.aercap.com. The reference to the website is an inactive textual reference only and the information contained on, or accessible through, our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The following documents filed with or furnished to the SEC are incorporated herein by reference:

•	AerCap’s Annual Report on Form 20-F for the year ended December 31, 2018, as filed with the SEC on March 8, 2019;

•

AerCap’s Reports on Form 6-K, furnished to the SEC on January 9, 2019, January  16, 2019, March 27, 2019, April  4, 2019, May 1, 2019, June  12, 2019, July  30, 2019 (as amended by AerCap’s Report on Form 6-K/A, furnished to the SEC on September 20, 2019), August 7, 2019, August  14, 2019, October 1, 2019, October  3, 2019, October 10, 2019 and November  8, 2019; and

•

the description of our ordinary shares, par value €0.01 per share, set forth under “Description of Ordinary Shares” in our Registration Statement on Form F-1 (File No. 333-138381), as amended, which was originally filed with the SEC on November 16, 2006.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, solely to the extent designated therein, reports made on Form 6-K that we furnish to the SEC, after the date of this prospectus until the offering of the ordinary shares terminates, shall be incorporated by reference in this prospectus and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders.

DESCRIPTION OF ORDINARY SHARES

A summary description of our ordinary shares and related material provisions of our articles of association and of Book 2 of The Dutch Civil Code (Boek 2 van het Burgerlijk Wetboek), which governs the rights of holders of our ordinary shares, is set forth in the sections captioned “Memorandum and articles of association,” “Ordinary share capital,” “Issuance of ordinary shares” and “Preemptive rights” in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and filed with the SEC on March 8, 2019, which report is incorporated by reference herein. The descriptions are qualified in their entirety by reference to our articles of association, which are filed with the SEC as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and applicable law.

SELLING SHAREHOLDERS

The Selling Shareholders are Waha AC Coöperatief U.A. (“Waha”), which is a wholly owned subsidiary of Waha Capital PJSC (“Waha Capital”), and Avia Holding Limited, a wholly owned subsidiary of Waha Capital (“Avia”). The Selling Shareholders have informed us that they share voting and investment authority with respect to all of our ordinary shares they beneficially own with Waha Capital and are deemed to beneficially own all of our ordinary shares they own pursuant to Rule 13d-3 of the Exchange Act.

The Selling Shareholders beneficially own 7,428,363 ordinary shares as of the date of this prospectus. The information concerning the beneficial ownership of ordinary shares by the Selling Shareholders included in this prospectus has been obtained from the Selling Shareholders. The Selling Shareholders may sell all, some or none of the ordinary shares beneficially owned by them, and therefore we cannot estimate either the number or the percentage of ordinary shares that will be beneficially owned by the Selling Shareholders following any offering or sale hereunder. See the section captioned “Plan of Distribution.”

We are registering the ordinary shares in order to permit the Selling Shareholders to offer the ordinary shares for resale from time to time. We believe, based on the information furnished to us, that the entities named in the table below share voting and investment power with respect to all of our ordinary shares that they beneficially own with Waha Capital.

	Ordinary Shares	Fully Diluted Ownership Percentage(1)
Waha AC Coöperatief U.A.	201,171	0.15%

Avia Holding Limited	7,227,192	5.39%

(1)	Based on 134,071,376 ordinary shares outstanding as of November 27, 2019.

The address of Waha AC Coöperatief U.A. is Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands. The address of Avia Holding Limited is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. For information regarding certain material relationships between the Selling Shareholders and the Company, see the information set forth in the section captioned “Major Shareholders and Related Party Transactions” in Item 7 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and filed with the SEC on March 8, 2019, which report is incorporated by reference herein.

TAX CONSIDERATIONS

Certain Irish tax considerations relating to an investment in our ordinary shares are set forth in the section captioned “Taxation—Irish tax considerations” in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 8, 2019, which report is incorporated by reference herein.

U.S. Tax Considerations

Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares. The discussion of the holders’ tax consequences addresses only those persons that hold those ordinary shares as capital assets for U.S. federal income tax purposes and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 10% or more of our ordinary shares (as measured by vote or value), dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons required to accelerate the recognition of any item of gross income with respect to the ordinary shares as a result of such income being recognized on an applicable financial statement and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax or any state, local or foreign tax laws on a holder of ordinary shares. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ordinary shares that is for U.S. federal income tax purposes an individual citizen or resident of the U.S.; a U.S. corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; a trust if the trust (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons are able to control all substantial decisions of the trust; or (ii) has elected to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income tax regardless of its source. A “non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and activities of the partnership. Partnerships holding shares and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the shares.

Cash Dividends and Other Distributions

A U.S. Holder of ordinary shares generally will be required to treat distributions received with respect to such ordinary shares (including any amounts withheld) as dividend income to the extent of AerCap’s current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the ordinary shares and, thereafter, as capital gain, subject to the PFIC rules discussed below. Dividends paid to a U.S. Holder that is a corporation are not eligible for the dividends received deduction generally available to corporations. Current tax law provides for a maximum 20% U.S. tax rate on the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation or “qualified foreign corporation” if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States; or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. The ordinary shares are expected to be readily traded on the NYSE. As a result, assuming we are not treated as a PFIC, we should be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares and, therefore, dividends paid to an individual U.S. Holder with respect to ordinary shares for which the requisite holding period is satisfied should be taxed at a maximum federal tax rate of 20%.

Distributions to U.S. Holders of additional ordinary shares or preemptive rights with respect to ordinary shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax, but in other circumstances may constitute a taxable dividend.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that may vary depending upon the circumstances, foreign taxes withheld from dividends on ordinary shares, to the extent the taxes do not exceed those taxes that would have been withheld had the holder been eligible for and actually claimed the benefits of any reduction in such taxes under applicable law or tax treaty, will be creditable against the U.S. Holder’s federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, prospective purchasers of ordinary shares should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, a U.S. Holder may, at his election, deduct such otherwise creditable foreign taxes in computing his taxable income, subject to generally applicable limitations under U.S. law.

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to ordinary shares unless such income is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

Sale or Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the ordinary shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ordinary shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the ordinary shares determined in U.S. dollars. The initial tax basis of the ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date). Assuming that AerCap is not a PFIC and has not been treated as a PFIC during your holding period for our ordinary shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the ordinary shares have been held for more than one year. Under current law, the maximum long-term capital gain rate for an individual U.S. Holder is 20%. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

A non-U.S. Holder of ordinary shares will not be subject to United States income or withholding tax on gain from the sale or other disposition of ordinary shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States; or (ii) the non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

Potential Application of PFIC Provisions

We do not believe we will be classified as a PFIC for 2018. We cannot yet make a determination as to whether we will be classified as a PFIC for 2019 or subsequent years. In general, a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (i) at least 75% of its gross income is “passive income;” or (ii) at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of “passive income.” Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities, foreign currency and securities transactions. Certain exceptions are provided, however, for rental income derived in the active conduct of a business.

The determination as to whether a foreign corporation is a PFIC is a complex determination that is based on all of the relevant facts and circumstances and that depends on the classification of various assets and income under applicable rules. It is unclear how some of these rules apply to us. Further, this determination must be tested annually at the end of the taxable year and, while we intend to conduct our affairs in a manner that will reduce the likelihood of our becoming a PFIC, our circumstances may change or our business plan may result in our engaging in activities that could cause us to become a PFIC. Accordingly, there can be no assurance that we will not be classified as a PFIC for the current taxable year or any future taxable year.

If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. If we are a PFIC, subject to the discussion of the mark-to-market election and the qualified electing fund election below, a U.S. Holder of ordinary shares will be subject to additional tax and an interest charge on “excess distributions” received with respect to the ordinary shares or gains realized on the disposition of such ordinary shares. Such a U.S. Holder will have an excess distribution if distributions during any tax year exceed 125% of the average amount received during the three preceding tax years (or, if shorter, the U.S. Holder’s holding period). A U.S. Holder may realize gain on an ordinary share not only through a sale or other disposition, but also by pledging the ordinary share as security for a loan or entering into certain constructive disposition transactions. To compute the tax on an excess distribution or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period; (ii) the amount allocated to the current tax year and amounts allocated to any year before the first year in which we are a PFIC is taxed as ordinary income in the current tax year; and (iii) the amount allocated to each previous tax year (other than any year before the first year in which we are a PFIC) is taxed at the highest applicable marginal rate in effect for that year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax. These rules effectively prevent a U.S. Holder from treating the gain realized on the disposition of an ordinary share as capital gain.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election, which may mitigate the adverse tax consequences resulting from AerCap’s PFIC status. The ordinary shares will be treated as “regularly traded” in any calendar year during which more than a de minimis quantity of ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, on which the ordinary shares are expected to be regularly traded, is a qualified exchange for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC the holder generally will include as ordinary income the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, his basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares, for which the mark-to-market election has been made, will generally be treated as ordinary income.

Alternatively, if we become a PFIC in any year, a U.S. Holder of ordinary shares may wish to avoid the adverse tax consequences resulting from our PFIC status by making a qualified electing fund (“QEF”) election with respect to our ordinary shares in such year. If a U.S. Holder makes a QEF election, the holder will be required to include in gross income each year (i) as ordinary income, its pro rata share of our earnings and profits in excess of net capital gains; and (ii) as long-term capital gains, its pro rata share of our net capital gains, in each case, whether or not cash distributions are actually made. The amounts recognized by a U.S. Holder making a QEF election generally are treated as income from sources outside the U.S. If, however, U.S. Holders hold at least half of the ordinary shares, a percentage of our income equal to the proportion of our income that we receive from U.S. sources will be U.S. source income for the U.S. Holders of ordinary shares. Because a U.S. Holder of shares in a PFIC that makes a QEF election is taxed currently on its pro rata share of our income, the amounts recognized will not be subject to tax when they are distributed to the U.S. Holder. An electing U.S. Holder’s basis in the ordinary shares will be increased by any amounts included in income currently as described above and decreased by any amounts not subjected to tax at the time of distribution. If we are or become a PFIC, a U.S. Holder would make a QEF election in respect of its ordinary shares by attaching a properly completed IRS Form 8621 in respect of such shares to the holder’s timely filed U.S. federal income tax return. For any taxable year that we determine that we are a PFIC, we will (i) provide notice of our status as a PFIC as soon as practicable following such taxable year; and (ii) comply with all reporting requirements necessary for U.S. Holders to make QEF elections, including providing to shareholders upon request the information necessary for such an election.

Although a U.S. Holder normally is not permitted to make a retroactive QEF election, a retroactive election (a “retroactive QEF election”) may be made for a taxable year of the U.S. Holder (the “retroactive election year”) if the U.S. Holder (i) reasonably believed that, as of the date the QEF election was due, the foreign corporation was not a PFIC for its taxable year that ended during the retroactive election year; and (ii) to the extent provided for in applicable Treasury Regulations, filed a protective statement with respect to the foreign corporation, applicable to the retroactive election year, in which the U.S. Holder described the basis for its reasonable belief and extended the period of limitation on the assessment of taxes for all taxable years of the shareholder to which the protective statement applies. If required to be filed to preserve the U.S. Holder’s ability to make a retroactive QEF election, the protective statement must be filed by the due date of the investor’s return (including extensions) for the first taxable year to which the statement is to apply. U.S. Holders should consult their own tax advisors regarding the advisability of filing a protective statement.

As discussed above, if we are a PFIC, a U.S. Holder of ordinary shares that makes a QEF election (including a proper retroactive QEF election) will be required to include in income currently its pro rata share of our earnings and profits whether or not we actually distribute earnings. The use of earnings to fund reserves or pay down debt or to fund other investments could result in a U.S. Holder of ordinary shares recognizing income in excess of amounts it actually receives. In addition, our income from an investment for U.S. federal income tax purposes may exceed the amount we actually receive. If we are a PFIC and a U.S. Holder makes a valid QEF election in respect of its ordinary shares, such holder may be able to elect to defer payment, subject to an interest charge for the deferral period, of the tax on income recognized on account of the QEF election. Prospective purchasers of ordinary shares should consult their own tax advisors about the advisability of making a QEF election, protective QEF election and deferred payment election.

Certain expenses of AerCap might be a miscellaneous itemized deduction if incurred by an individual. A U.S. person that owns an interest in a “pass-through entity” is treated as recognizing income in an amount corresponding to its share of any item of expense that would be a miscellaneous itemized deduction, but may not take a deduction for such amounts. If it is determined that we are a PFIC, the IRS could take the position that we are a “pass-through entity” with respect to a U.S. Holder of ordinary shares that makes a QEF election.

Special rules apply to determine the foreign tax credit with respect to withholding taxes imposed on distributions on shares in a PFIC. If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, such holder must file IRS Form 8621.

We urge prospective purchasers of ordinary shares to consult their own tax advisors concerning the tax considerations relevant to an investment in a PFIC, including the availability and consequences of making the mark-to-market election and QEF election discussed above.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, trusts or estates may be subject to a 3.8% tax, in addition to otherwise applicable U.S. federal income tax, on the lesser of (i) the U.S. Holder’s “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) for the relevant taxable year; and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) for the relevant taxable year above a certain threshold (which in the case of an individual ranges from $125,000 to $250,000, depending on the individual’s circumstances). A U.S. Holder’s “net investment income” generally includes, among other things, dividend income on and capital gain from the disposition of shares, subject to certain exceptions. If you are a U.S. Holder that is an individual, trust or estate, you should consult their own tax advisors regarding the applicability of this tax to the ordinary shares.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments on the ordinary shares and proceeds of the sale of the ordinary shares paid to holders that are U.S. taxpayers, other than certain corporations and other exempt recipients. A 24% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Holders that are not subject to U.S. taxation may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The above discussion is a general summary. It does not cover all tax matters that may be of importance to particular investors. All prospective investors are strongly urged to consult their own tax advisors about the tax consequences of an investment in our ordinary shares.

PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded, in private transactions or a combination thereof. These dispositions may be at fixed prices, at prevailing market prices, at the time of sale at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

•

underwritten public offerings, pursuant to which one or more underwriters may resell the ordinary shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sales;

•	“at the market” to or through market makers or into an existing market for the ordinary shares;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by the broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or through derivative transactions or short sales;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	by pledge to secure debts and other obligations;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such ordinary shares at a stipulated price per share; or

•	a combination of any such methods of sale.

The Selling Shareholders may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of ordinary shares by the Selling Shareholders by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for ordinary shares.

If the applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell ordinary shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use ordinary shares pledged by the Selling Shareholders or borrowed from the Selling Shareholders or others to settle those sales or to close out any related open borrowings of ordinary shares, and may use ordinary shares received from the Selling Shareholders in settlement of derivative transactions to close out any related open borrowing of ordinary shares.

In connection with the sale of our ordinary shares, the Selling Shareholders may loan or pledge, hypothecate or grant a security interest in the ordinary shares to broker-dealers, other financial institutions or third parties which in turn may resell or otherwise transfer the ordinary shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers, other financial institutions or third parties or enter into one or more derivative securities that in each case may involve the delivery to such broker-dealer, other financial institution or third party of ordinary shares offered by this prospectus, which may then resell or otherwise transfer the ordinary shares.

The Selling Shareholders may also enter into hedging transactions with broker-dealers or other financial institutions and the broker-dealers or other financial institutions may engage in short sales of the ordinary shares in the course of hedging the positions they assume with the Selling Shareholders, including, without limitation, in connection with distributions of the ordinary shares by those broker-dealers or other financial institutions.

This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution and any related transactions.

The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from any offering or sale hereunder. The Selling Shareholders will pay all fees and expenses incidental to registering the ordinary shares, including any and all SEC filing or registration fees.

The Selling Shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

Any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act.

To the extent required, the ordinary shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions, discounts or concessions, and other terms with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the Selling Shareholders and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We and the Selling Shareholders may enter into agreements pursuant to which underwriters, dealers and agents who participate in the distribution of the ordinary shares may be entitled to indemnification by us or the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

ENFORCEMENT OF CIVIL LIABILITY JUDGMENTS UNDER IRISH LAW

As the United States is not a party to a convention with Ireland in respect of the enforcement of judgments, common law rules apply in order to determine whether a judgment of the courts of the United States is enforceable in Ireland. A judgment of a court of the United States will be enforced by the courts in Ireland if the following general requirements are met:

(i)

The United States court must have jurisdiction under Irish conflict of law rules. If the Irish courts determine that the jurisdiction of the United States court is not acceptable, then the judgment cannot be enforced or recognized in Ireland.

(ii)

The judgment must be final and conclusive and the decree must be final and unalterable in the court that produces it. The enforcement of a judgment under appeal in the United States will normally be stayed in Ireland pending the outcome of the appeal.

(iii)	When enforcing an in personam judgment (action against a specific person as opposed to a judgment specific to an asset), the amount in question must be a definite sum of money.

(iv)	Once the United States court is shown to have jurisdiction, the Irish courts will not examine the merits of the judgment obtained in the United States.

(v)	Enforcement proceedings should be instituted in Ireland within six years of the date of judgment.

(vi)	The procedural rules of the United States court must have been observed.

(vii)	There is a practical benefit to the party in whose favor the judgment of the United States court is made in seeking to have that judgment enforced in Ireland.

There are a number of possible defenses to an application to enforce a judgment of the courts of the United States in Ireland, including the following:

(i)	A judgment obtained by fraud or trick will not be enforceable.

(ii)

A judgment in breach of natural or constitutional justice under Irish law will not be enforceable. This would include a failure to notify the other party of the hearing or to give the other party a fair hearing.

(iii)

A judgment contrary to Irish public policy is not enforceable. This would include, for example, among other things (i) a judgment obtained on foot of a contract recognized as illegal in Ireland such as a contract in restraint of trade or (ii) a judgment granted on foot of foreign penal or revenue (tax) laws or expropriatory laws (the latter of which would include certain laws permitting the requisitioning or confiscation of property).

(iv)	A judgment which is inconsistent with a prior judgment of an Irish court on the same matter is not enforceable.

(v)

Jurisdiction cannot be obtained by the Irish courts over judgment debtors in enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Rules of the Superior Courts.

(vi)

A judgment will not be enforced where such judgment is shown to be erroneous by a party to the enforcement proceedings in Ireland by such party adducing new evidence which could not have been discovered using reasonable diligence prior to obtaining the judgment in the United States.

ENFORCEMENT OF CIVIL LIABILITY JUDGMENTS UNDER DUTCH LAW

We are advised that there is no enforcement treaty between the Netherlands and the United States providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a judgment rendered by any federal or state court in the United States in such matters cannot automatically be enforced in the Netherlands. An application will have to be made to the competent Dutch court in order to obtain a judgment that can be enforced in the Netherlands. The Dutch courts can in principle be expected to give conclusive effect to a final and enforceable judgment of a competent United States court in respect of the contractual obligations under the relevant document without re-examination or re-litigation, but would require (i) that the relevant court in the United States had jurisdiction in the matter in accordance with standards that are generally accepted internationally, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), (iii) such judgment not being contrary to the public policy (openbare orde) of the Netherlands or the European Union, (iv) that recognition and/or enforcement of the judgment is not irreconcilable with a decision of a Dutch court rendered between the same parties or with an earlier decision of a foreign court rendered between the same parties in a dispute that is about the same subject matter and that is based on the same cause, provided that such earlier decision can be recognized in the Netherlands and (v) the judgment is—according to the law of its country of origin—formally capable of being enforced (e.g. is readily enforceable, has not been annulled in appeal or its enforceability has not been subject to a certain time frame), but the court will in either case have discretion to attach such weight to the judgment of any federal or state court in the United States as it deems appropriate and may re-examine or re-litigate the substantive matters adjudicated upon. Furthermore, a Dutch court may reduce the amount of damages granted by a federal or state court in the United States and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Dutch law. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil or other liability in an original action commenced in the Netherlands and predicated solely upon United States federal securities laws.

LEGAL MATTERS

The validity of the ordinary shares will be passed upon for us by NautaDutilh N.V., Amsterdam, the Netherlands.

EXPERTS

The consolidated financial statements as of December 31, 2018 and for the year ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s annual report on internal control over financial reporting) as of December 31, 2018 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm, as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Dutch law, AerCap is permitted to purchase directors’ and officers’ insurance. AerCap carries such insurance. In addition, the articles of association of AerCap include indemnification of its directors and officers against liabilities, including judgments, fines and penalties, as well as against associated reasonable legal expenses and settlement payments, to the extent this is allowed under Dutch law. To be entitled to indemnification, these persons must not have engaged in an act or omission of willful misconduct or bad faith. Insofar as such indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AerCap pursuant to the foregoing provisions, AerCap has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.